Exhibit 4.51

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

SECURED DRAW DOWN PROMISSORY NOTE

$3,000,000	June 24, 2024

FOR VALUE RECEIVED, ABCO Garden State, LLC, a New Jersey limited liability company (“Borrower”), hereby unconditionally promises to pay to the order of Grown Rogue Unlimited, LLC, an Oregon limited liability company, or its assigns (“Lender,” and together with Borrower, CMB INVESTCO 609, LLC (“CMB”), GARDEN STATE GOLD 609 LLC (“GSG”), Iron Flag LLC, Blackwell & Associates LLC and ABCO Holdings, Inc., each, a “Party” and collectively, the “Parties”), at Lender’s address located at 550 Airport Road, Medford, OR 97501, or at such other address as may be designated in writing by the holder of this Secured Draw Down Promissory Note (“Note ”), the aggregate of all amounts Lender has disbursed to Borrower pursuant to Section 1 hereof up to the principal amount of Three Million Dollars ($3,000,000) (the “Maximum Amount”) as further described herein.

1. Use of Funds; Advances.

(a) Borrower shall solely use the funds borrowed hereunder to fund the construction and operating expenses of a cannabis cultivation facility located in West Deptford, New Jersey and leased by Borrower pursuant to that certain lease between the Borrower and FIVF-III-NJ1, LLC, dated on, or around, June 1, 2023.

(b) Commencing on the date hereof, and prior to the earlier to occur of, (i) the first anniversary of the date hereof or (ii) an Advance Default Date (as defined below), Lender shall make the Maximum Amount available to Borrower in advances to be made in increments of Ten Thousand Dollars ($10,000) (each, an “ Advance”) in an aggregate amount not to exceed the Maximum Amount in accordance with the terms set forth herein, with each Advance and repayment thereof to be listed on Exhibit A hereto.

(c) Subject to the terms hereof, from time to time, Borrower may provide written notice to Lender (an “Advance Notice”) requesting an Advance from the remaining Maximum Amount, which Advance Notice shall include the amount of the Advance (the “Requested Amount”), the requested date for delivery of the Requested Amount which date shall be no earlier than five (5) Business Days (as defined below) after delivery of the Advance Notice to Lender (the “Delivery Date”) and a written budget for any expenditures funded by such Advance for Lender’s review. Upon receipt of the Advance Notice, to the extent such funds are available, Lender shall pay and deliver to Borrower an Advance in the amount of the Requested Amount (or such lesser amount as available) on or about the Delivery Date by wire transfer in immediately available funds to an account designated in writing by Borrower.

2. Interest. Interest on the outstanding principal borrowed hereunder shall accrue at a rate of 10.5% per annum, simple interest, calculated on the basis of a 360 day year for the actual number of days elapsed (the “Applicable Rate”) commencing, with respect to each Advance, on the date such Advance is disbursed to Borrower, and, subject to the terms hereof, accruing, with respect to each Advance, until the date that such Advance together with all accrued interest thereon and other amounts due and payable in connection therewith are paid in full.

3. Payment; Advance Maturity Date. With respect to each Advance made hereunder, the unpaid principal amount, all accrued and unpaid interest, and all other amounts payable in connection with such Advance shall be due and payable on the first anniversary of the date of such Advance (such date with respect to each Advance, the “Advance Maturity Date ”); provided, however, that Borrower may prepay any amounts due hereunder without penalty or discount. All payments made hereunder shall be applied (a) first to accrued interest and thereafter to principal, and (b) first to such amounts due and owing in connection with the most recent Advance, so that interest and principal due and owing in connection with the most recent Advance is paid in full before any payment or portion thereof is applied to the next most recent Advance. With respect to each Advance, upon the applicable Advance Maturity Date, all unpaid principal together with accrued and unpaid interest thereon shall be due and payable. If any payment is due on a day other than a Business Day, all such amounts shall be due and payable on the next succeeding Business Day, together with interest up to but not including such next succeeding Business Day. For purposes hereof, “ Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of New Jersey are authorized or required by law to close.

4. Event of Default; Remedies.

(a) Notwithstanding receipt of any Advance Notice hereunder, upon the occurrence and continuation of an Event of Default (as defined below), (i) no Advances under Section 1 shall be made thereafter, and (ii) at the option of Lender exercised by written notice to Borrower, the entire unpaid principal balance in respect of the applicable Advance, together with all accrued and unpaid interest thereon, and all other amounts and payments due in respect of the applicable Advance, shall become immediately due and payable. For purposes hereof, “Event of Default” means, with respect to each Advance, the first to occur of (such date with respect to each Advance, the “Advance Default Date”) (a) Borrower’s receipt of written notice from Lender of Borrower’s failure to pay within five (5) Business Days of the date due any payment due and owing hereunder, or (b) any event set forth in Section 4(b)hereof.

(b) At the option of Lender, this Note (comprising the aggregate of all Advances made to such date together with all accrued and unpaid interest thereon and all other amounts due hereunder) shall become due and payable, without notice or demand, upon the occurrence at any time of any of the following: (i) Borrower commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; (ii) such proceedings are commenced against Borrower, or a receiver or trustee is appointed for Borrower on a substantial part of its property, and such proceeding or appointment is not dismissed or discharged within sixty (60) days after its commencement; provided, that all interest shall continue to accrue as set forth above until all amounts owed under this Note are paid in full; (iii) the admission by Borrower of its inability to pay its debts as they mature, or any assignment for the benefit of the creditors of Borrower; or (iv) if any payment due hereunder is not made within ten (10) Business Days of the date such payment is due.

(c) Upon the occurrence and continuation of an Event of Default, upon written notice to Borrower, notwithstanding anything to the contrary set forth in that certain Stockholders’ Agreement (the “Stockholders’ Agreement ”), dated as of May 31, 2024, by and among Lender, CMB and GSG, Lender shall have the right, but not the obligation (i) to characterize as Additional Stock Payments (as defined in the Stockholders’ Agreement) all or a portion of the aggregate amount of all Advances subject to an Event of Default together with all accrued and unpaid interest thereon and all other amounts due in connection with such Advances, and (ii) to demand that Borrower issue, and Borrower shall so issue, to Lender a number of shares of Voting Stock (as defined in the Stockholders’ Agreement) so that the Stockholder Percentage Interests (as defined in the Stockholders’ Agreement) shall be adjusted to equal, for each Stockholder (as defined in the Stockholders’ Agreement), the ratio of the amount of cash invested/contributed (or deemed invested/contributed as a result of any increase from Additional Stock Payments in connection with the preceding clause (i)) by such Stockholder relative to all cash invested/contributed (or deemed invested/contributed as a result of any increase from Additional Stock Payments in connection with the preceding clause (i)) by all Stockholders. Notwithstanding the terms of the Stockholders’ Agreement or that certain Side Letter Agreement (the “Side Letter”), dated as of October 3, 2023, by and among Lender, CMB, GSG, Iron Flag LLC, Blackwell & Associates LLC and ABCO Holdings, Inc., (x) any adjustment made to the Stockholder Percentage Interest of Lender shall increase Lender’s Stockholder Percentage Interest (such increased Stockholder Percentage Interest, “Lender’s New Percentage Interest”), and (y) each occurrence of the term “70%” set forth in the Side Letter shall thereafter be deemed to be the then current Lender’s New Percentage Interest.

(d) Notwithstanding anything set forth herein or otherwise including, without limitation, Section 7.1 of the Stockholders’ Agreement, Borrower agrees that no Cash Available for Distribution (as defined in the Stockholders’ Agreement) shall be distributed to CMB or GSG unless and until all amounts due and owing under this Note have been paid in full.

(e) The rights and remedies of Lender provided herein shall be cumulative and not exclusive of any other rights or remedies provided by law, in equity, by contract or otherwise.

5. Default Interest; Usury. Notwithstanding whether Lender pursues or does not pursue any remedy hereunder, if any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Applicable Rate plus five percent (5%) from the date of such non-payment until such amount is paid in full. If at any time and for any reason whatsoever, the interest rate payable hereunder shall exceed the maximum rate of interest permitted to be charged by Lender to Borrower under applicable law, the portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable law shall be deemed a voluntary prepayment of principal.

6. Security Interest in the Collateral.

(a) Borrower hereby grants to Lender under and pursuant to the provisions of the UCC (as defined below), a security interest in the collateral described in Exhibit B hereto (the “Collateral”) to secure the obligations under this Note. Borrower acknowledges and agrees that such security interest shall attach to all of Borrower’s right, title and interest in and to the Collateral, together with substitutions therefor and replacements thereof, and to any and all proceeds from the sale or other disposition of the Collateral or any part thereof. Borrower hereby agrees that Lender shall have, and by these presents, Borrower now confers upon Lender, all of the rights of a secured party as provided by the UCC, as well as all of the rights herein provided, or which may be provided in any other document executed by Borrower in connection with Borrower’s indebtedness or obligations to Lender.

(b) Borrower shall permit and take all actions, and authorize, execute and deliver and permit the execution, delivery and filing of, from time to time, without the signature of Borrower, all instruments and documents, necessary or appropriate (i) to create or continue the validity, enforceability and perfected status of the grant of the security interest created hereby, including, without limitation, executing or authorizing Lender and/or its assignee to execute and/or file financing statements and continuation statements (including “in lieu” continuation statements), if necessary, and providing notice to Lender of the existence of any commercial tort claims (as defined in the UCC) by or against Borrower, and (ii) to deliver to Lender all certificates or other negotiable instruments at any time constituting Collateral (together with endorsements in blank) to hold in its possession. For purposes hereof, “UCC” means: (a) the Uniform Commercial Code as currently in effect in the State of New Jersey, and (b) the Uniform Commercial Code as may hereafter at any time be in effect in the State of New Jersey from and after the date of effectiveness thereof.

(c) Subject to applicable law including, without limitation, any applicable regulatory approval, Borrower agrees to execute any and all documents and instruments of transfer, assignment, assumption or novation and to perform such other acts as may be reasonably necessary or expedient to enable Lender to fully realize its interest in the Collateral. Without limiting the foregoing, Borrower further agrees that it will execute, verify, acknowledge and deliver all such further papers, including applications and instruments of transfer; and perform such other acts as Lender lawfully and reasonably may request, to facilitate Lender’s right to protect, maintain, defend and enforce it rights in the Collateral. In the event that Lender is unable for any reason whatsoever to secure Borrower’s signature on any document when so required to effectuate fully Lender’s interest in the Collateral, Borrower hereby irrevocably designates and appoints Lender and Lender’s duly authorized officers and agents, as Borrower’s agents and attorneys-in-fact to act for and on its behalf and instead of it, to execute and file any such document and to do all other lawfully permitted acts to further the purposes of the foregoing, with the same legal force and effect as if executed by Borrower (it being acknowledged that such appointment is irrevocable and a power coupled with an interest).

7. Waivers. Borrower hereby irrevocably and unconditionally (a) waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor and all other protests or notices to the full extent permitted by applicable law; (b) waives any right Borrower may have to require Lender to (i) proceed against any person or entity including without limitation any endorser or guarantor of the Note (or file a claim in any bankruptcy, probate, or other proceeding affecting such a person or entity) or proceed against any person or entity in any particular order; or (ii) exhaust any of the Collateral, or pursue a particular remedy to the exclusion of others; and (c) waives the right to assert a defense to any action by Lender to enforce its rights under the Note. No waiver by Lender of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by Lender. No waiver by Lender shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after such waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Note shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8. Attorneys’ Fees and Costs of Collection. If all principal and interest under this Note is not paid when due, Borrower agrees to pay all costs and expenses of collection, including without limitation, attorneys’ fees, court costs, costs in connection with all negotiations, documentation and other actions relating to any work-out, compromise, settlement or resolution in connection herewith and all costs and expenses in connection with the protection or realization of the Collateral; provided, however, if the resolution of a dispute under Section 15 is partially in favor of both Parties, then the Parties will each pay a pro rata portion of the costs and expenses based upon such partial award.

9. Governing Law. This Note is governed by and will be construed, interpreted and enforced in accordance with the laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule. Borrower agrees and acknowledges that they are not making, will not make, nor shall be deemed to make or have made, any representation or warranty of any kind regarding the compliance of this Note with any Federal Cannabis Laws (as defined below). Borrower shall not have any right of rescission, to declare a breach or amendment arising out of or relating to any non-compliance with Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable state law. “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale or possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960, and the regulations and rules promulgated under any of the foregoing. The Parties acknowledge and agree that, subject to applicable law, upon Lender’s request, any rights or remedies of Lender hereunder may be delayed or postponed in order to ensure compliance with applicable law, including without limitation, obtaining the approval of the New Jersey Cannabis Regulatory Commission (the “CRC”) with respect to any remedy, as applicable.

10. Successors and Assigns. This Note may be assigned or transferred by Lender to any person or entity. Borrower may not assign or transfer this Note or any of their rights hereunder without the prior written consent of the holder hereof. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

11. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the addresses set forth on the signature page hereof (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12).

12. Amendment and Waiver. The provisions of this Note may be modified or amended only in a writing executed by Borrower and Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

13. Severability. In the event any applicable law or order renders a Party’s performance of its obligations hereunder illegal, improper, or impracticable (including any ruling by the CRC that the transactions contemplated by this Note violate New Jersey law), or that the transactions contemplated by this Note will or may cause any license of Borrower, if issued, to be terminated, suspended, non-renewed, or otherwise impaired in any way, the Parties will promptly meet and confer in good faith and attempt to amend this Note into such form as will cause the Parties relationship to comply with the CRC and all other state or local legal requirements, and otherwise prevent any license of Borrower or other registrations or certificates from being subject to termination, suspension, non-renewal, or other impairment. Notwithstanding the above, if a provision of this Note is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of this Note will not be impaired.

14. Time is of the Essence. Time is of the essence with respect to all obligations of Borrower under this Note. Whenever a period of time is herein prescribed for action to be taken by either Party, such Party shall not be in default or incur any liability to the other Party for any losses or damages of any nature for any failure or delay in the performance of their obligations under this Agreement arising out of or caused by, directly or indirectly, epidemics/pandemics (including COVID-19); quarantines; governmental declaration(s) of emergency; closings of or delays in related government and business services such as land records, lenders and title/escrow, strikes, riots, acts of God, war or any other causes of any kind which are beyond the reasonable control of such Party; provided, that such failure or delay (i) is not caused by the non-performing Party, and (ii) could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternative sources, work-around plans or other means; provided that the non-performing Party shall be excused from its non-performance of affected obligations only for so long as such circumstances prevail and such Party continues to attempt to recommence performance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other Parties and describe in reasonable detail the circumstances causing such failure or delay.

15. Dispute Resolution; Consent to Jurisdiction; Waiver of Jury Trial.

(a) In the event of any dispute or disagreement between the Parties as to the interpretation of any provision of this Note, the Parties shall promptly meet in a good faith effort to resolve the dispute or disagreement. If the Parties do not resolve such dispute or disagreement within thirty (30) calendar days, each Party shall be free to exercise the remedies available to it specifically provided by this Note.

(b) The Parties agree that jurisdiction and venue in any action brought by any Party pursuant to this Note shall properly and exclusively lie in any state court located in the State of New Jersey, County of Gloucester. By execution and delivery of this Note, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The Parties irrevocably agree that venue would be proper in any such court, and hereby waive any objection that any such court is an improper or inconvenient forum for the resolution of such action. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS NOTE OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

16. Interpretation. This Agreement may be executed and delivered in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement. Whenever used in this Agreement the singular shall include the plural, and vice versa, and the use of any gender shall include all genders and the neuter, whenever appropriate. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto and their respective successors and assigns any rights, remedies, obligation or liabilities under or by reason of this Agreement. No provision of this document is to be interpreted for or against any Party because that Party or Party’s legal representative drafted it. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

17. Mutilation, Destruction, Loss, or Reissuance.

(a) Mutilation. This Note, if mutilated, may be surrendered and thereupon Borrower shall execute and deliver to Lender in exchange for a new original Note of like tenor and principal amount within a reasonable period of time thereafter.

(b) Destruction, Loss, Etc. If there is delivered to Borrower (i) evidence of the destruction, loss, or theft of this Note and (ii) such security or indemnity as may be required by it to save it harmless, then, in the absence of notice to Borrower that this Note has been acquired by a bona fide purchaser, Borrower shall execute and deliver in lieu of such destroyed, lost or stolen Note, a new Note of like tenor and principal amount.

(c) New Note. Every new Note issued in accordance with Section 17(b) hereof in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original contractual obligation of Borrower, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all of the benefits of the initial Note issued.

(d) Reissuance. This Note may be surrendered and thereupon Borrower shall execute and deliver in exchange therefor, within a reasonable period of time after request by Lender, as the holder may direct, new Notes in smaller denominations but of like tenor and in exact principal amount in the aggregate and each new Note shall constitute an original contractual obligation of Borrower and shall be entitled to all the benefits of the initial Note issued.

(e) Additional Sums. On the issuance of any new Note under this Section, Borrower may require Lender to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Secured Draw Down Promissory Note to be duly executed and delivered as of the date first set forth above.

BORROWER:

ABCO GARDEN STATE LLC,
a New Jersey limited liability company

By:	/s/ Caitlin Blackwell
Name:	Caitlin Blackwell
Title:	Manager

Address:	5 N. Cambridge Ave.
Ventnor, NJ 08406
Email:	cateblackwell3@gmail.com

ACKNOWLEDGED AND AGREED:

LENDER:

GROWN ROGUE UNLIMITED, LLC,
an Oregon limited liability company

By:	/s/ J. Obie Strickler
Name:	J. Obie Strickler
Title:	Manager

Address:	550 Airport Road
Medford, OR 97501
Email:	obie@grownrogue.com

CMB INVESTCO 609 LLC,		GARDEN STATE GOLD 609 LLC,
a New Jersey limited liability company		a New Jersey limited liability company

By:	/s/ Caitlin Blackwell	By:	/s/ Ashley Bohan
Name:	Caitlin Blackwell	Name:	Ashley Bohan
Title:	Manager	Title:	Manager

Address:	5 N. Cambridge Ave.	Address:	5510 West Ave Long Beach
Ventnor, NJ 08406
Email:	cateblackwell3@gmail.com	Email:	ashleybohan@yahoo.com

[Signature Page of Secured Draw Down Promissory Note]

IRON FLAG, LLC,
a Iron Flag limited liability company

By:	/s/ Quinn Blackwell
Name:	Quinn Blackwell
Title:	Manager

Address:	417 Catharine St

Email:	quinn@abcocompanies.com

[Signature Page of Secured Draw Down Promissory Note]

Exhibit A

ADVANCES

A-1

Exhibit B

COLLATERAL

Description:

All assets of Borrower (unless prohibited by applicable law) including, without limitation:

(1)	all inventories and merchandise, including without limitation raw materials, work in process, finished products, goods in transit, materials used or consumed in the manufacture or production thereof, all packing materials, supplies and containers relating to or used in connection with the foregoing, all goods in which Borrower has an interest in mass or an interest or right as a consignee and all goods which are returned to or repossessed by Borrower, whether used or consumed in Borrower’s business, held for sale or lease, furnished under service contracts, or otherwise, and all bills of lading, warehouse receipts, documents of title or general intangibles relating to any of the foregoing;

(2)	all goods, farm products, equipment, machinery, tooling, molds, dies, furniture, fixtures (whether or not attached to real property), furnishings, trade fixtures, motor vehicles and rolling stock, materials and parts and all other tangible personal property;

(3)	all rights to the payment of money or other form of consideration, accounts, notes, accounts receivable, drafts, documents, chattel paper, choses in action, undertakings, surety bonds, insurance policies, acceptances and all other forms of claims, demands, instruments and receivables, together with all guarantees, security agreements, leases and rights and interests securing the same and all right, title and interest of Borrower in the merchandise which gave or shall give rise thereto, including the right of stoppage in transit, repossession and resale;

(4)	all agreements, contracts, credits, letters of credit, security agreements, indentures, purchase and sale orders, warranty rights and contract rights of any nature, whether written or oral, and all consents or other authorizations relating thereto, to the extent assignable;

(5)	all licenses, permits, franchises, certificates and other governmental authorizations and approvals of any nature whatsoever, to the extent assignable;

(6)	all deposit accounts, including without limitation, all demand, time, savings, passbook, custodial, safekeeping, escrow or like accounts maintained by Borrower with any bank, savings and loan association, credit union or like organization, and all money, cash, cash equivalents, investment securities, deposits and prepayments of Borrower in any such deposit account (all of the foregoing being deemed to be in any such account as soon as the same is put in transit to such account by mail or other courier);

(7)	all trademarks, trade names, trade styles, and service marks (and all prints and labels on which any of the foregoing appear), designs, letters patent of the United States or any other country, other general intangibles, and all registrations, recordings, reissues, extensions, renewals, continuations, continuations-in-part and licenses thereof (including applications for registration and recording);

(8)	all other proprietary rights and confidential information, technology, processes, trade secrets, computer programs, source codes, software, customer lists, sales literature and catalogues, price lists, subscriber information, formulae, goodwill and all applications and registrations relating to any of the foregoing;

(9)	all real property, leases, easements, rights-of-way and other interests in real property;

B-1

(10)	all stocks, bonds, debentures, securities, subscription rights, options, warrants, puts, calls, certificates, partnership interests, joint venture interests, investments and/or brokerage accounts and all rights, preferences, privileges, dividends, distributions, redemption payments or liquidation payments with respect thereto;

(11)	all files, correspondence, books and records of Borrower, including without limitation, books of account and ledgers of every kind and nature, all electronically recorded data relating to the Collateral, Borrower or the business thereof, all computer programs, tapes, discs and data processing software containing the same, and all receptacles and containers for such records;

(12)	all other goods, accounts, general intangibles, documents, instruments, rights, interests and properties of every kind and description, tangible or intangible, real or personal;

(13)	all rights, remedies, powers and/or privileges of Borrower with respect to any of the foregoing; and

(14)	all proceeds, replacements, products, additions, accessions and substitutions of any of the foregoing.

B-2